Exhibit 19

CEVA, INC.

INSIDER TRADING POLICY

Federal securities laws prohibit the purchase or sale of securities by persons who are aware of material non-public information about a company, as well as the disclosure of material non-public information (as defined below) about a company to others who then trade in the company’s securities. These transactions are commonly known as “insider trading.”

The Board of Directors of Ceva, Inc. (the “Company”) has adopted this Insider Trading Policy to provide guidelines to all personnel, including employees (both domestic and international), directors and officers of the Company, for transactions in the Company’s securities and the handling of material non-public information about the Company and the companies with which it does business. The Insider Trading Policy applies to all personnel of the Company, including consultants and contractors of the Company who come into possession of material non-public information as a result of their work for the Company, and all of its subsidiaries and other business entities controlled by the Company and its subsidiaries.

For purposes of this Insider Trading Policy, trading in the Company’s securities includes, among other things, the purchase, sale or gifting of the Company’s securities. The Company’s securities include common stock, equity awards to purchase common stock, restricted stock units and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures. The Company’s securities also include derivative securities relating to the Company’s stock, even if not issued by the Company, such as exchange-traded options.

The Company’s directors, officers and certain designated employees are subject to additional limitations, including pre-clearance and blackout restrictions, described separately in the Company’s Pre-clearance and Blackout Policy.

POLICY

It is the policy of the Company to comply with all insider trading laws and regulations applicable to the Company as a publicly traded company on the NASDAQ stock market in the United States. This includes Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to short swing profits.

RESPONSIBILITY

Employees, officers and directors of the Company, its subsidiaries and other business entities controlled by the Company and its subsidiaries may create, use or have access to material information about the Company that is not generally available to the investing public (such information is referred to in the Insider Trading Policy as “material non-public information,” as explained in more detail below). Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material non-public information. Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company’s securities while in possession of material non-public information.

- Insider Trading Policy -

CEVA, INC.

The Chief Financial Officer of the Company shall be the Compliance Officer responsible for the administration of the Insider Trading Policy.

GUIDELINES

1.         Prohibition. Every individual subject to this Insider Trading Policy is prohibited from:

(a)	Engaging in any transactions (including bona fide gifts) involving Company’s securities while in possession of material non-public information, except as provided in Section 9 below;

(b)	recommending the purchase or sale of the Company’s securities while in possession of material non-public information;

(c)

communicating material non-public information to anyone outside of the Company, with the exception of third parties who work for the Company and need to know such information in connection with their work for the Company;

(d)

engaging in any transactions (including bona fide gifts) involving the securities of another company with which the Company has a material business relationship, such as a customer or supplier of the Company, or competitors of the Company, while in possession of material non-public information about that other company learned in the course of working for the Company;

(e)

recommending the purchase or sale of the securities of any company that has a material business relationship with or is a competitor of the Company while in possession of material non-public information about that other company learned in the course of working for the Company; and

(f)	assisting anyone engaged in any of the above activities.

There are no exceptions to the Insider Trading Policy other than those described in Section 9 below. Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, are still prohibited if you possess any material non-public information of the Company.

2.         Transactions under Company Plans.

Equity Award Exercises. The Insider Trading Policy does not apply to the exercise of an equity award (i.e. stock options, restricted stock units or stock appreciation rights), or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an equity award to satisfy tax withholding requirements. The Insider Trading Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an equity award, or any other market sale for the purpose of generating the cash needed to pay the exercise or base price of an equity award.

- Insider Trading Policy -

CEVA, INC.

401(k) Plan. The Insider Trading Policy does not apply to purchases of the Company’s securities in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.

Employee Stock Purchase Plan. The Insider Trading Policy does not apply to purchases of the Company’s securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The Insider Trading Policy also does not apply to purchases of the Company’s securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The Insider Trading Policy does apply to your election to participate in the plan for any enrollment period, and to your sales of the Company’s securities purchased pursuant to the plan.

3.         Transactions by Family Members; Entities Controlled by You. The prohibitions outlined in this Policy also apply to your “immediate family” members, including your spouse, minor children or others living in your home and any entities under your control. “Immediate family” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships) who shares your same household. The Company will hold you responsible for the conduct of your immediate family and any entities under your control.

4.         Tipping Information to Others. You may not disclose any material non-public information to others, including your family members, friends or social acquaintances. This prohibition applies regardless of whether (1) the other person uses that information or (2) you receive any benefit from the other person’s use of that information. The Securities and Exchange Commission of the United States (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

5.         Material Non-Public Information.

Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, hold or sell the Company’s securities (e.g., information regarding a possible merger or acquisition involving the Company, the introduction of important products or major marketing changes). In addition, any information that could affect the market for the Company’s securities is material.

Non-public Information. Non-public information is any information that has not been disclosed generally to the investing public. Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. However, even after the Company has released information to the public, you should generally allow at least two (2) full trading days (that is, days on which U.S. national stock exchanges are open for trading) for the investing public to absorb and evaluate the information before you trade in the Company’s securities.

- Insider Trading Policy -

CEVA, INC.

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

● changes in estimates of earnings or sales;	● major marketing changes;
● stock splits or securities offerings;	● unusual gains or losses in major operations;
● possible mergers, acquisitions or joint ventures;	● public or private sales by the Company of a significant amount of securities;
● significant contracts and technology licenses;	● purchase or sale of a significant asset;
● changes in management;	● significant labor dispute;
● changes in auditors;	● financial liquidity problems; and
● the introduction of important products or services;	● establishment of a repurchase program for the Company’s securities.

In addition, if you possess material non-public information about any publicly traded company that you acquired through your role at the Company, including but not limited to a customer, supplier, or any competitor of the Company, federal securities laws prohibit you from trading in securities of that company.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Compliance Officer.

6.         Inadvertent Disclosure. If material non-public information is inadvertently disclosed by any employee, officer or director to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Compliance Officer so that the Company may take appropriate remedial action. As noted in the Company’s Fair Disclosure Policy, under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information. .

7.         Short-term, Speculative Transactions. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions. Therefore, Company personnel are prohibited from engaging in any of the following activities involving the Company’s shares, except with the prior approval of the Board of Directors of the Company:

(a)	purchasing the Company’s securities on margin;

(b)	pledging Company securities;

(c)	short sales;

(d)	buying or selling puts or calls; and

(e)	engaging in derivative transactions relating to the Company’s securities (e.g., exchange traded options, etc.).

8.         Further Prohibition. From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Compliance Officer.

- Insider Trading Policy -

CEVA, INC.

9.         Approved Pre-Planned Trading Programs Pursuant to Rule 10b5-1. Notwithstanding any other guidelines contained herein, it shall not be a violation of the Insider Trading Policy or the Company’s Pre-clearance and Blackout Policy for Company personnel to sell, purchase, or dispose of in a bona fide gift, securities of the Company under certain pre-planned trading programs adopted to sell, purchase, or dispose of in a bona fide gift, securities in the future which are in compliance with SEC Rule 10b5‑1.

All pre-planned trading programs must be approved in advance, in writing, by the Compliance Officer. You may not enter into a trading program during a blackout period or while in possession of any material non-public information about the Company. In addition, the Compliance Officer may withhold approval for the program because the Company is aware of material non-public information (that the individual is unaware of) that may make it imprudent for the Compliance Officer to approve the trading program at that time, based on a determination that the program does not comply with applicable SEC rules, or for any other reason.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, as amended, including such person’s disclosure and short-swing trading liabilities thereunder. Transactions made pursuant to a trading program, including bona fide gifts, must be reported on Form 4 before the end of the second business day following the execution of the transaction, unless an exclusion applies. If any questions arise, such person should consult with their own counsel in designing a trading program.

10.        Confidentiality Guidelines. To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines in addition to the prohibitions described in Section 4 above. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Compliance Officer before you act. Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every employee, officer and director should comply in order to maximize the security of confidential information:

(a)	Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.

(b)	Use passwords to restrict access to the information on computers.

(c)	Limit access to particular physical areas where material non-public information is likely to be documented or discussed.

- Insider Trading Policy -

CEVA, INC.

11.         Authorized Disclosure of Material Non-Public Information. Under certain circumstances, the Compliance Officer may authorize the immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be approved by the Compliance Officer and Company legal counsel pursuant to the terms of the Company’s Fair Disclosure Policy. In the case of material non-public information which is not disclosed, such information is not to be disclosed or discussed except on a strict “need-to-know” basis. All requests for information, comments, or interviews (other than routine product inquiries) made to any officer, director or employee of the Company should be directed to the Compliance Officer, who will clear all proposed responses, which must be in compliance with the Company’s Fair Disclosure Policy. It is anticipated that most questions raised can be answered by the Compliance Officer or another company representative to whom the Compliance Officer refers the request. All officers, directors and employees must comply with the Company’s Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Compliance Officer. In particular, great care should be taken not to comment on the Company’s expected future financial results. If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Fair Disclosure Policy. All communications with representatives of the media and securities analysts shall be directed to the Compliance Officer.

12.         Internet Disclosure. No director, officer, employee, third party contractor or other party related to or affiliated with the Company may discuss the Company or Company related information on the Internet, including, without limitation, on LinkedIn, Facebook, twitter, blogs and forums, regardless of the situation without the prior written approval of the Compliance Officer and/or Vice President, Marketing. Any information supplied by a director, officer, employee, third party contractor or other party related to or affiliated with the Company for someone else to communicate on the Internet is also prohibited without the prior written approval of the Compliance Officer and/or Vice President, Marketing.

13.         Company Assistance. If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of the Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Compliance Officer.

- Insider Trading Policy -